SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM 8-K

                       ----------------------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) December 5, 2000
                                ----------------

                               CYGNE DESIGNS, INC.
               --------------------------------------------------
             (Exact name of registrant as specified in its charter)



       Delaware                     0-22102                      04-2843286
 --------------------             ------------              -------------------
(State or other jurisdiction      (Commission              (IRS Employer
of incorporation)                 File Number)              Identification No.)



 1410 Broadway, New York, New York                                       10018
 --------------------------------------                               ----------
(Address of principal executive offices)                              (Zip Code)



       Registrant's telephone number, including area code: (212) 997-7767
                                                           --------------

Item 5 Disclosure

     On December 5, 2000, Cygne stockholders approved an amendment to the Company's Restated Certificate of Incorporation that imposes certain restrictions (the "Stock Transfer Restrictions") upon the transfer of shares of Cygne common stock to designated persons that could result in the imposition of limitations on the use, for federal, state and city income tax purposes, of Cygne's carryforwards of net operating losses and certain federal income tax credits. Cygne had, as of January 29, 2000, the last day of its most recent fiscal year, carryforwards of net operating losses of approximately $114 million. For federal income tax purposes, the carryforwards of net operating losses will expire in Cygne's taxable years ending 2011 through 2015. Net operating losses benefit Cygne by offsetting taxable income dollar-for-dollar by the amount of the net operating losses, thereby eliminating (subject to a relatively minor alternative minimum tax) the federal corporate tax on such income. The maximum federal corporate tax rate is currently 35%. Because the amount and timing of Cygne's taxable income, if any, in the current fiscal year and thereafter cannot be accurately predicted, it is not presently feasible to estimate the amount, if any, of carryforwards that ultimately may be used to reduce Cygne's federal income tax liability.

     The following is a brief summary of the Stock Transfer Restrictions. This summary is qualified in its entirety by reference to the full text of the Stock Transfer Restrictions, which are contained in Article XI to Cygne's Restated Certificate of Incorporation ("Article XI"), which is filed as an exhibit hereto.

     Article XI generally will restrict any direct or indirect transfer of Cygne "stock" (which term, for purposes of the Stock Transfer Restrictions, includes Cygne's common stock and any other equity security of Cygne treated as "stock" under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code")) if the effect would be to increase the ownership of Cygne stock by any person who, during the preceding three-year period, owned 5.0% or more of Cygne stock, would otherwise increase the percentage of stock owned by a "5 percent stockholder" (as defined in Section 382 of the Code), or otherwise would cause an ownership change of Cygne within the meaning of Section 382 of the Code (any such event being referred to as a "Restricted Transfer" and any person who is, or by reason of a transfer will become, a 5% stockholder (as defined in Section 382 of the Code) being referred to as a "Restricted Holder"). Transfers included under the Stock Transfer Restrictions include sales to persons whose resulting percentage ownership would exceed the thresholds discussed above, or to persons whose ownership of shares would by attribution cause another person to exceed such thresholds, as well as sales by persons who exceeded such thresholds prior to the Stock Transfer Restrictions becoming effective. Numerous rules of attribution, aggregation and calculation prescribed under the Code (and related U.S. Treasury regulations) will be applied in determining whether the 5% threshold has been met and whether a group of less than 5% stockholders will be treated as a "public group" that is a 5% stockholder under Section 382 of the Code. As a result of these attribution rules, the Stock Transfer Restrictions could result in prohibiting ownership of Cygne stock as a result of a change in the relationship between two or more persons or entities, or a transfer of an interest other than Cygne stock, such as an interest in an entity that, directly or indirectly, owns Cygne stock. The Stock Transfer Restrictions may also apply to proscribe the creation or transfer of certain "options" (which are broadly defined by Section 382 of the Code) in respect of Cygne stock to the extent, generally, that exercise of the option would result in a proscribed level of ownership.

     Generally, the Stock Transfer Restrictions will be imposed only with respect to the amount of the Cygne stock (or options with respect to Cygne's stock) purportedly transferred in excess of the threshold established in the Stock Transfer Restrictions. In any event, the restrictions will not prevent a transfer to Bernard Manuel or if the purported transferee obtains the approval of Cygne's board of directors, which approval shall be granted or withheld in the sole and absolute discretion of the board of directors, after considering all facts and circumstances including but not limited to future events deemed by the board of directors to be reasonably possible.

     In order for the Stock Transfer Restrictions to be effectively enforced,
Article XI provides that a Restricted Holder is required, prior to the date of any proposed transfer, to request in writing that the board of directors review the proposed transfer and authorize or not authorize such proposed transfer. Any transfer attempted to be made in violation of the Stock Transfer Restrictions will be null and void. In the event of an attempted or purported transfer involving a sale or disposition of capital stock in violation of the Stock Transfer Restrictions, the transferor shall remain the owner of such shares. In the event of an attempted or purported transfer involving the purchase or acquisition by a Restricted Holder in violation of the Transfer Restrictions, Cygne shall be deemed to be the exclusive and irrevocable agent for the transferor of such capital stock. Cygne shall be such agent for the limited purpose of consummating a sale of such shares to a person who is not a Restricted Holder (an "eligible transferee"), which may include, without limitation, the transferor. The record ownership of the subject shares shall remain in the name of the transferor until the shares have been sold by Cygne or its assignee, as agent, to an eligible transferee and the purported transferee would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such stock, or in the case of options, receiving stock in respect of their exercise.

     The Cygne board of directors has the discretion to approve a transfer of stock that would otherwise violate the Stock Transfer Restrictions. In deciding whether to approve any proposed Restricted Transfer of capital stock by or to a Restricted Holder, the Cygne board of directors may seek the advice of counsel with respect to Cygne's preservation of its federal, state and local income tax attributes pursuant to Section 382 of the Code and may request all relevant information from the Restricted Holder with respect to all capital stock directly or indirectly owned by such Restricted Holder. Any Restricted Holder who makes such a request of the board of directors to transfer shares of capital stock shall reimburse Cygne, on demand, for all costs and expenses incurred by Cygne with respect to any proposed transfer of capital stock, including, without limitation, Cygne's costs and expenses incurred in determining whether to authorize that proposed Restricted Transfer.

     Article XI provides that any person who knowingly violates the Stock Transfer Restrictions or any persons in the same control group with such person shall be jointly and severally liable to Cygne for, and shall indemnify and hold Cygne harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in or elimination of Cygne's ability to use its net operating losses.

     Article XI provides that all certificates representing shares of Cygne Common Stock must bear the following legend:

     "The Certificate of Incorporation (the "Certificate") of the Corporation contains restrictions prohibiting the sale, transfer, disposition, purchase or acquisition of any capital stock, without the authorization of the Board of Directors of the Corporation (the "Board of Directors"), by or to any holder (a) who beneficially owns directly or through attribution (as generally determined under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code")) five percent or more of the value of the then issued and outstanding shares of capital stock of the Corporation or
     (b) who, upon the sale, transfer, disposition, purchase or acquisition of any capital stock of the Corporation, would beneficially own directly or through attribution (as generally determined under Section 382 of the Code) five percent or more of the value of the then issued and outstanding capital stock of the Corporation, if that sale, transfer, disposition, purchase or acquisition would, in the sole discretion and judgment of the Board of Directors, jeopardize the Corporation's preservation of its federal income tax attributes pursuant to Section 382 of the Code and is not otherwise in the best interests of the Corporation and it stockholders. The Corporation will furnish without charge to the holder of record of this certificate a copy of the Certificate containing the above-referenced restrictions on transfer of stock, upon written request to the Corporation at its principal place of business."

     Cygne intends to issue instructions to or make arrangements with the transfer agent for its common stock to implement the Stock Transfer Restrictions. These instructions or arrangements may result in the delay or refusal of transfers initially determined by the transfer agent to be in violation of the Stock Transfer Restrictions, including such transfers as might be ultimately determined by Cygne and its transfer agent not to be in violation of such restrictions.

Item 7 Disclosure

3.1 Certificate of Amendment to Restated Certificate of Incorporation, as amended.